FORM 8-K EXHIBIT 99.1
MEDIA INFORMATION
FOR IMMEDIATE RELEASE
Contact Information

At GeoVax Labs, Inc.	At Financial Relations Board
Robert McNally or	Melanie Nimrodi: 312-546-3508
Jennifer Nelms	mnimrodi@frbir.com or
404-727-0971	Tim Grace: 312-640-6667
tgrace@frbir.com
GEOVAX SECURES $10 MILLION FINANCING COMMITMENT
ATLANTA, GA, May 12, 2008  — GeoVax Labs, Inc. (OTC BB: GOVX) an Atlanta- based HIV/AIDS vaccine development company, announced today that it has entered into a $10 million common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor.
The Company may sell up to $10 million of its common stock to Fusion Capital from time to time over a 25-month period after the Securities and Exchange Commission has declared effective a registration statement related to the transaction. GeoVax will use the proceeds to further its developmental HIV/AIDS vaccine, expected to enter Phase 2 human clinical trials later this year.
Under the agreement, the Company has the right to sell shares of its common stock to Fusion Capital from time to time in amounts between $80,000 and $1 million, depending on certain conditions, up to $10 million in the aggregate. The purchase price of the shares will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to Fusion Capital. There are no negative covenants, restrictions on future financings, penalties or liquidated damages in the agreement. A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K filed today with the SEC, which should be reviewed carefully with this press release.
“We are very pleased to establish this funding relationship with Fusion Capital, a well-respected institutional investor with a strong track record of investments in the technology and healthcare sectors,” Robert T. McNally, GeoVax’s President and CEO, said.
Dr. McNally continued, “This agreement will help us continue to move forward with our AIDS vaccine development efforts. Combined with the five-year, $15 million federal grant GeoVax was awarded last year and the direct support we expect to receive through the HIV Vaccine Trials Network (HVTN) conducting our upcoming Phase 2 clinical trial, we believe we are well-positioned to achieve several important milestones in the development of our vaccine. This agreement also provides flexibility for us to choose the times at which we accept capital, and to consider other alternative financing sources should the opportunity arise.”

About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s HIV/AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax HIV/AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax HIV/AIDS vaccines also may be effective as therapeutics (treatment of people already infected with AIDS virus). Studies evaluating these vaccines in HIV/AIDS infected individuals are in the planning stage.
GeoVax’s core HIV/AIDS vaccine technologies were developed through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and the GeoVax team.
GeoVax HIV/AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health [NIH), is the largest worldwide clinical trials program dedicated to the development and testing of HIV/AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007.
About Fusion Capital
Fusion Capital Fund II, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach.  Fusion Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology companies.  Its investments range from special situation financing to long-term strategic capital.
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.

Source: GeoVax Labs, Inc.

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